Exhibit 10.43

May 29, 2015

Bayer Healthcare LLC
100 Bayer Boulevard
PO Box 915
Whippany, NJ 07981
Attention: Sr. VP and General Counsel
Facsimile: XXXXXXXXXX

Re:    Side Letter Regarding Collaboration Agreement

Dear Sir or Madam:

Reference is hereby made to the Collaboration Agreement, dated April 22, 1994, as amended on April 24, 1996 (the “First Amendment”), on February 1, 1999 (the “Second Amendment”), on March 6, 2006 pursuant to the U.S. Co-Promotion Agreement (the “Co-Promotion Agreement”) and on October 11, 2011 (the “Fourth Amendment”) (such agreement as amended by the First Amendment, Second Amendment, Co-Promotion Agreement and Fourth Amendment being referred to herein as the “Collaboration Agreement”) by and between Onyx Pharmaceuticals, Inc., a Delaware corporation having its principal place of business in South San Francisco, California (“Onyx”), and Bayer HealthCare LLC, a Delaware company having its principal place of business in Whippany, New Jersey and the successor-in-interest to Bayer Corporation (“Bayer” and, together with Onyx, the “Parties”). Capitalized terms used but not otherwise defined in this letter shall have the meanings assigned to such terms in the Collaboration Agreement.
In order to operationalize the collaboration more efficiently, the Parties desire to modify certain terms of the Collaboration Agreement as set forth in this letter.
In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.Co-Promotion Agreement. The Parties hereby acknowledge and agree that the Co-Promotion Agreement shall be terminated, effective as of June 30, 2015 (the “Termination Date”), and, except as set forth in Section 10.6 of the Co-Promotion Agreement or as otherwise expressly set forth herein, the provisions of the Co-Promotion Agreement shall have no further force or effect from and after the Termination Date.

a.
The Parties hereby agree that, notwithstanding anything to the contrary in the Collaboration Agreement, during the U.S. Royalty Term (as defined below), Bayer shall have exclusive authority and control over the commercialization of the Collaboration Products in the United States (including control over when and how to discontinue commercialization of the Collaboration Products in the United States, provided, however, that, if Bayer elects to discontinue commercialization of the Collaboration Products in the United States, Onyx shall have the right to assume exclusive authority and control over the commercialization of the Collaboration Products in the United States and, in such event, the Parties would promptly agree upon a transition plan). In exercising such authority and control, Bayer shall use the level of efforts and resources (including the promptness with which such efforts and resources would be applied) commonly used by Bayer with respect to a product of commercial potential similar to the Collaboration Products at a similar stage in its development or product life, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products of Third Parties, the patent and other proprietary position of such product, its profitability and all other relevant factors.
Additionally and in furtherance of Bayer’s exclusive authority and control set forth in Paragraph 1.a above, during the U.S. Royalty Term, except in the event that Bayer elects to discontinue commercialization of the Collaboration Products in the United States and Onyx exercises the right to assume exclusive authority and control over the commercialization of the Collaboration Products in the United States, in each case pursuant to Paragraph 1.a above, Bayer shall control, and be solely responsible for all costs and expenses relating to, sales of the Collaboration Products in the United States, including, without limitation: (i) marketing and promotion, (ii) pricing and access and (iii) medical affairs. For the avoidance of doubt and notwithstanding anything in the Collaboration Agreement to the contrary, during the U.S. Royalty Term, Bayer shall be solely responsible for all costs and expenses that are defined as or deemed “Allowable Co-Promotion Expenses” in the Co-Promotion Agreement, including, without limitation, all ongoing or future costs and expenses related to Phase 4 clinical studies in the United States.

b.
The Parties hereby agree that the Executive Committee shall develop a plan for, and manage, the orderly termination of the co-promotion activities and arrangements contemplated in the Co-Promotion Agreement on commercially reasonable terms, provided, however, that all such co-promotion activities and arrangements shall be fully terminated on or before the Termination Date.

c.
The Parties hereby acknowledge and agree that (i) neither Onyx nor Bayer is a “Breaching Party” under the Co-Promotion Agreement and the provisions of Section 10.5(c) of the Co-Promotion Agreement shall not apply to the termination of the Co-Promotion Agreement, (ii) the termination of the Co-Promotion Agreement as set forth herein shall not release or operate to discharge either Party from any liability or obligation that may have accrued prior to the Termination Date, and (iii) from and after the Termination Date, the Co-Promotion Collaboration Product (as defined in the Co-Promotion Agreement) shall (x) cease to be a Co-Promoted Product and a Co-Promotion Product and (y) not be deemed a Royalty-Bearing Product under the Collaboration Agreement.

d.
The Parties hereby acknowledge and agree that, from the date hereof until the Termination Date, the terms of the Co-Promotion Agreement, including, without limitation, the terms of Article VIII of the Co-Promotion Agreement (Economics of Co-Promotion; Profit Sharing), remain in full force and effect. For clarity, the Parties hereby further acknowledge and agree that each Party shall bear its own costs and expenses required to implement the terms of this Agreement (including severance costs related to personnel) and any such costs and expenses shall not be considered Allowable Co-Promotion Expenses or otherwise shared by the Parties.

e.
Bayer shall use Commercially Reasonable Efforts to obtain, at its own expense and in a timely manner, any U.S. Regulatory Approvals that are required by applicable law to remove the Onyx name and/or logo from the Collaboration Products’ label, promotional materials and other materials that utilize as of the date hereof the Onyx name and/or logo . Upon Bayer’s request, Onyx shall provide Bayer reasonable assistance with obtaining such U.S. Regulatory Approvals, provided that Bayer shall reimburse Onyx for its reasonable out-of-pocket expenses in connection therewith.

With respect to the Collaboration Products’ label, promotional materials and other materials that utilize as of the date hereof the Onyx name and/or logo which require U.S. Regulatory Approval in order to remove the Onyx name and/or logo (as the case may be), Onyx shall permit Bayer to use, manufacture and/or sell (as the case may be) such material (provided the Bayer name and/or logo are also used on such materials or label) until depleted, provided, however, that following receipt of any applicable U.S. Regulatory Approval Bayer shall sell in a reasonably prompt manner its remaining inventory of Collaboration Products and use in a reasonably prompt manner its remaining inventory of such promotional materials and other materials.
With respect to the Collaboration Products’ label, promotional materials and other materials that utilize as of the date hereof the Onyx name and/or logo which do not require U.S. Regulatory Approval in order to remove the Onyx name and/or logo (as the case may be), Onyx shall permit Bayer to use, manufacture and/or sell (as the case may be) such material (provided the Bayer name and/or logo are also used on such materials or label) for a period expiring ninety (90) days after the Termination Date.
From and after the Termination Date, Bayer shall not create any new promotional or other materials or label for the Collaboration Products that bears the Onyx name and/or logo.
For purposes of this letter, “Commercially Reasonable Efforts” shall mean: the level of efforts and resources (including the promptness with which such efforts and resources would be applied) commonly used in the pharmaceutical industry with respect to a product of commercial potential similar to the Collaboration Products at a similar stage in its development or product life, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products of Third Parties, the patent and other proprietary position of such product, its profitability and all other relevant factors.

f.
The Parties hereby agree that, as has been the agreed-upon practice of the Parties under the Collaboration Agreement, for purposes of the Parties’ prospective arrangements set forth in this letter, the United States shall refer to the fifty (50) states of the United States of America and the District of Columbia, but shall exclude territories and possessions thereof. For the avoidance of doubt, the United States territories and possessions other than the fifty (50) states and the District of Columbia shall be treated for all purposes hereunder in an equivalent manner to any country worldwide other than the United States and compensation for sales of Collaboration Products in such territories and possessions shall be governed by Section 16.1 of the Collaboration Agreement.

2.Promotion of Competing Products. Until the later of (a) the expiration of the last-to-expire Bayer Patent that includes a Valid Claim that covers Collaboration Products sold in the United States, or (b) the expiration of regulatory exclusivity of the Collaboration Products in the United States, the Bayer sales force responsible for marketing the Collaboration Products in the United States shall not market a Competing Product (as such term is defined in the Co-Promotion Agreement) without the prior written consent of Onyx. Notwithstanding the foregoing, the Parties hereby acknowledge and agree that each and every product that Bayer commercializes in the United States as of the date hereof (including, without limitation, Stivarga® (regorafenib)) shall not be considered a Competing Product for the purposes hereof.
3.Royalties. The Parties hereby agree that, notwithstanding anything in the Collaboration Agreement to the contrary, the allocation of Marketing Profits and Marketing Losses set forth in Section 16.1 of the Collaboration Agreement (including, without limitation, the allocation and/or reimbursement of Allowable Expenses) shall not apply with respect to the sale of Collaboration Products in the United

States during the U.S. Royalty Term. The Parties hereby agree that, during the U.S. Royalty Term, the exclusive compensation for sales of Collaboration Products in the United States shall be as follows:

a.
Royalty. Bayer shall pay to Onyx non-refundable, non-creditable royalties equal to thirty-nine percent (39%) of Net Sales of all Collaboration Products in the United States during the U.S. Royalty Term. Any sales of Collaboration Products in the United States by or on behalf of Bayer, its Affiliates, licensees and/or sublicensees shall be treated hereunder as if such sales were made by Bayer. If Bayer grants licenses to its Affiliates or Third Parties to make or sell Collaboration Products in the United States, it shall include an obligation for such parties to account for and report Net Sales of Collaboration Products on the same basis as if such sales were made by Bayer, and Bayer shall pay royalties to Onyx under this letter as if the Net Sales of such Collaboration Products by such Affiliates and Third Parties were Net Sales of Bayer. Notwithstanding the foregoing, if during the U.S. Royalty Term, a Third Party receives marketing authorization for and commences commercial sale of a Generic Product (as defined below) in the United States, then royalties payable to Onyx with respect to Net Sales of the applicable Collaboration Product in the United States shall be reduced to nineteen and one half percent (19.5%) beginning on the first day of the first full calendar quarter following the date of first sale of the Generic Product in which Net Sales of the applicable Collaboration Product in the United States in such calendar quarter decrease by more than fifty percent (50%) from the Net Sales of such Collaboration Product in the United States in the calendar quarter immediately preceding the first sale of such Generic Product. For the purposes of this provision, a “Generic Product” shall mean, with respect to a Collaboration Product, any pharmaceutical product in the United States that: (i) contains the same active pharmaceutical ingredient as the Collaboration Product; (ii) is approved by the FDA in reliance, in whole or in part, on the prior Drug Approval of such Collaboration Product (e.g., pursuant to 21 U.S.C. 355(b)(2), an abbreviated new drug application (ANDA) pursuant to 21 U.S.C. §355(j), a separate NDA, compendia listing, other Drug Approval Application or otherwise, including foreign equivalents of the foregoing); (iii) has one or more Governmental or Regulatory Authority-approved indications in the United States equivalent to the Governmental or Regulatory Authority-approved indication for such Product in the United States; (iv) is bioequivalent to such Collaboration Product as determined by the FDA; and (v) is sold in the United States by a Third Party that (a) is not a licensee or sublicensee of Bayer or its Affiliates or any of their licensees or sublicensees, (b) has not obtained such product from a chain of distribution including Bayer, its Affiliates or any of their licensees or sublicensees, and (c) is not otherwise authorized by Bayer or any of its Affiliates, licensees, sublicensees or distributors to sell such product.

b.
U.S. Royalty Term. Royalties shall be paid under this Paragraph 3 during the period from the Termination Date until the date of the termination or expiration, as the case may be, of the Collaboration Agreement in accordance with its terms (such period, the “U.S. Royalty Term”).

c.
Royalty Reports and Payments. Within ten (10) days following the end of each calendar quarter during the U.S. Royalty Term, Bayer shall provide Onyx with a report estimating Net Sales of the Collaboration Products in the United States for such calendar quarter. Within thirty (30) days following the end of each calendar quarter during the U.S. Royalty Term, Bayer shall provide Onyx with a report containing the following information for such calendar quarter: (i) the amount of gross sales of Collaboration Products in the United States, (ii) an itemized calculation of Net Sales in the United States showing deductions permitted in the definition of “Net Sales,” and (iii) the calculation of the royalty payment due on such sales pursuant to Paragraph 3.a hereof. Bayer shall pay to Onyx all amounts due to Onyx pursuant to this Paragraph 3 within forty-five (45) days following the end of each calendar quarter in which royalties are due under Paragraph 3.a.

d.
Books and Records. During the U.S. Royalty Term, Bayer shall, and shall cause its Affiliates, licensees and sublicensees to, keep complete and accurate books and records that disclose the total United States sales and Net Sales of Collaboration Products in the United States, the number of units of Collaboration Products sold in the United States, and all matters relating to those sales that are relevant for the purposes of determining the royalties due to Onyx hereunder. During the U.S. Royalty Term, Bayer shall, and shall cause its Affiliates to, (i) maintain such books and records in sufficient detail to calculate all amounts payable hereunder and to verify compliance with Bayer’s obligations under this letter, and (ii) retain such books and records until the later of (a) five (5) years after the end of the period to which such books and records pertain, and (b) the expiration of the applicable tax statute of limitation (or any extensions thereof), or for such longer period as may be required by applicable laws.

e.
Other Royalty Terms. The Parties hereby acknowledge and agree that the terms of Sections 4.4 (Mode of Payment), 4.5 (Taxes), 4.6 (Interest on Late Payments), 4.7 (Audit), 4.8 (Audit Dispute) and 4.9 (Confidentiality) of the Agreement Regarding Regorafenib, dated as of October 11, 2011, by and between the Parties, are incorporated herein mutatis mutantis such that these provisions apply to sales of Collaboration Products in the United States during the U.S. Royalty Term and the royalties payable to Onyx under this Paragraph 3 in connection therewith.

4.Taxes. The Parties hereby affirm and agree that this letter is not intended to in any way modify the Tax Partnership or the characterization of the relationship between the Parties for tax purposes as set forth in Section 23 of the Collaboration Agreement. Without limiting the generality of the foregoing, royalties paid under Paragraph 3.a hereof shall not be deemed to be distributive shares of income from the Tax Partnership referred to in Section 23 of the Collaboration Agreement.
5.Collaboration Agreement.

a.
Governance. Notwithstanding anything set forth in the Collaboration Agreement, from and after the Termination Date, the Parties shall only be required to constitute the Alliance Steering Committee (the “ASC”), the Executive Committee (the “EC”), the Joint Project Committee (the “JPC”) and any subcommittee as either the ASC or EC shall decide by unanimous written consent. For the avoidance of doubt, neither the ASC, EC or JPC shall have any responsibility with respect to, or the right to approve, U.S. marketing activities.

b.
Global Development. Except as expressly set forth in this letter, nothing in this letter is intended to modify or otherwise alter the provisions of the Collaboration Agreement with respect to ongoing and / or future global clinical development of the Collaboration Compounds including provisions related to the sharing of costs and expenses and decision-making. Global clinical development projects refer to those development projects approved by the EC and managed globally even if such development projects may benefit the United States. For clarity, the Parties hereby acknowledge and agree that (i) the ongoing pediatric program is considered a global clinical development project for the purposes of this provision and (ii) the ongoing Phase 4 clinical studies in the United States are not considered global clinical development projects and Bayer shall be solely responsible for all costs and expenses relating thereto.

c.
Separate Development Program. The Parties hereby acknowledge and agree that, effective as of the Termination Date, Sections 1.86, 1.87 and 12.5 of the Collaboration Agreement are hereby deleted in their entirety and shall no longer be of any force or effect.

d.
Co-Promotion Right. The Parties acknowledge and agree that, effective as of the Termination Date, Sections 13.4, 13.5, 13.6, 13.7, 13.8, 13.9, 13.10 and 13.11 of the Collaboration Agreement are hereby deleted in their entirety and shall no longer be of any force or effect.

e.	Notice. The addresses to which notices to Bayer pursuant to Section 28.7 of the Collaboration Agreement shall be addressed shall be:
If to Bayer, addressed to:
Bayer HealthCare LLC
100 Bayer Boulevard
Whippany, New Jersey 09781
Attention: Sr. VP and General Counsel
Facsimile: XXXXXXXXXX
With a copy to:
Bayer HealthCare Pharmaceuticals Inc.
100 Bayer Boulevard
Whippany, New Jersey 09781
Attention: Global Head of Oncology
Facsimile: XXXXXXXXXX

f.
Term and Termination. The Parties acknowledge and agree that Section 24.1(c) of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following: “the last date on which any Party or its Affiliates, licensees or sublicensees markets or sells any Collaboration Product anywhere in the world.”

6.Full Force and Effect. Except as expressly set forth in this letter, the Collaboration Agreement remains in full force and effect.
7.Miscellaneous. This letter, together with the Collaboration Agreement, as modified hereby, contains all of the terms agreed to by the Parties regarding the subject matter of this letter and supersedes any prior oral or written agreements, understandings or arrangements between the Parties as to the subject matter hereof. This letter may not be amended, modified, altered or supplemented except by means of a written agreement or other instrument executed by both Parties. This letter may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Each Party may execute this letter by facsimile transmission or in PDF format sent by electronic mail. Facsimile or PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties and, upon delivery, will constitute due execution of this letter. This letter shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California without giving effect to any choice or conflict of laws provision.

[signature page follows]

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Sincerely,

Onyx Pharmaceuticals, Inc.

/s/ SEAN E. HARPER
Name: Sean E. Harper
Title: President

ACKNOWLEDGED AND AGREED:
Bayer HealthCare LLC

/s/ DANIEL APEL
Name: Daniel Apel
Title: President, Bayer HealthCare LLC

Cc:     Bayer HealthCare Pharmaceuticals Inc.
100 Bayer Boulevard
PO Box 915
Whippany, NJ 07981-0915
Attention: Global Head of Oncology
Facsimile: XXXXXXXXXX